Exhibit 99.1
Contacts:
Investors: InterMune, Inc. Investor Relations Dept, 415-466-2242, ir@intermune.com
Media: Pam Lord, Porter Novelli Life Sciences, 619-849-6003, plord@pnlifesciences.com
InterMune Elects Lars Ekman, M.D., Ph.D. to Board of Directors
BRISBANE, Calif., September 21, 2006 — InterMune, Inc. (Nasdaq: ITMN) announced today that Lars Ekman, M.D., Ph.D. has been elected to its Board of Directors.
Dr. Ekman is currently the Executive Vice President and President of Global Research and Development and Director of Elan Corporation. He also leads Elan’s Neurodegeneration Franchise. Prior to joining Elan, Dr. Ekman was Executive Vice President of Research and Development for Schwarz Pharma AG, and also served 14 years in a variety of senior scientific and clinical roles at Pharmacia (now Pfizer).
“Dr. Ekman has 23 years of experience in the pharmaceutical industry, which includes the successful approval of several biological and small molecule compounds in the U.S. and in Europe. He brings to our organization broad experience in corporate strategy and management. We look forward to the value he will add to our company’s strategic direction, and to our pulmonology and hepatology research and development programs as we enter a very exciting period in our company’s evolution,” said Dan Welch, President and CEO of InterMune.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes two Phase III programs evaluating possible therapeutic candidates for treatment of patients with IPF. The INSPIRE trial is evaluating Actimmune® (interferon gamma-1b) and the CAPACITY program is evaluating pirfenidone. The hepatology portfolio includes the lead HCV protease inhibitor compound, ITMN-191, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading ‘Risk Factors’ in InterMune’s annual report on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and updates included in the most recent Form 10-Q filed with the SEC on August 8, 2006 (the “Form 10-Q”), and other periodic reports filed with the SEC.
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